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                                                                    EXHIBIT 99.1

                               [CLARK/BARDES LOGO]


                      CLARK/BARDES COMPLETES ACQUISITION OF
                            THE WAMBERG ORGANIZATION


DALLAS, TX. September 2, 1999 - Clark/Bardes Holdings Inc. (Nasdaq: CLKB; or "CBH"), a nationally recognized firm providing employee compensation and benefit services to US corporations, banks, and healthcare organizations, today announced it has completed its acquisition of The Wamberg Organization. CBH, through its wholly-owned subsidiary Clark/Bardes Inc. ("CBI"), acquired substantially all of the operating assets and renewal commissions of The Wamberg Organization. Consideration for the acquisition consists of an initial cash payment of $14.0 million and additional contingent payments of $11.9 million over the next four years. This acquisition reduces CBI's commission expense and is expected to generate net renewal revenues of $55 million over the next ten years.

Along with creating additional streams of recurring revenue for the organization, CBH expects to benefit immediately from increased operating income. This income will be generated from the newly acquired business and by continued strong sales production from its staff of 20 experienced employees and the recent addition of three seasoned sales professionals. The acquisition furthers CBH's objective of becoming the nation's most comprehensive provider of compensation and benefit programs for banking, corporate and healthcare organizations by continuing to add companies with proven track records to the CBH group.

Concurrent with the acquisition, Tom Wamberg was appointed Chief Executive Officer of CBH. Previously, Mr. Wamberg was Chairman of CBH and President of The Wamberg Organization. Mel Todd remains President and CEO of CBI, which now includes The Wamberg Organization.

The fair value of the acquisition was determined by an arm's length negotiation between parties through an independent committee composed of CBH's outside directors. In order for the Company to achieve certain tax benefits, Mr. Wamberg is limited to owning less than 20% of Clark/Bardes stock. This restriction effectively precludes him from receiving any additional stock as consideration for the acquisition. "The acquisition was structured to provide value to shareholders under a very wide range of potential scenarios. Nearly one-half of the purchase price is contingent on the achievement of certain operating goals," said Thomas M. Pyra, Chief Financial Officer of CBH.

Tom Wamberg concluded, "This acquisition delivers on our continuing promise to make strategic, accretive acquisitions that enhance shareholder value."

Founded in 1967, Clark/Bardes is a nationally recognized firm that provides a variety of compensation and benefit services to US corporations, banks, and healthcare organizations. These services include the evaluation, design, marketing, funding and administration of innovative compensation programs for executives and other employed professionals.

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         Clark/Bardes Holdings Inc. 102 S. Wynstone Park Drive Suite 200
                           North Barrington, IL 60010
               Company Contacts: Jim Radosevich Manager Financial
                    Analysis/Investor Relations 847-304-5800